Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS FIRST QUARTER RESULTS

NORWALK, CT., October 28, 2004 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the first quarter of fiscal year 2005, the three months ended September 30, 2004.

Sales for the first quarter of fiscal 2005 were $3,839,000 compared to $3,666,000 for the first quarter of fiscal 2004 and net income for the quarter amounted to $211,000 or $0.04 per share, compared to $341,000 or $0.06 per share in last year’s first quarter.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “The Company continued to make progress during the three months ended September 30, 2004 as our sales increased 5% over last year’s first quarter. Our net income, however, did not show improvement primarily due to higher manufacturing costs, increased foreign-related travel and trade show expenses and increased professional fees. We are pleased to report that our balance sheet continued to strengthen during the quarter including an increase in cash from $1,902,000 at September 30, 2003 to $3,121,000 at September 30, 2004.”

Mr. Soto added, “With the current price of oil and increased worldwide energy demand, we continue to expect increased marine seismic activity, which would benefit Bolt in future quarters. We also recently received our first sales order (approximately $300,000) for our new product, the Seismic Source Monitoring System (SSMS), that will be delivered in the second quarter of fiscal 2005. The current level of customer orders and inquiries, our expanded product offering and the first quarter results provide a solid foundation for the remainder of fiscal 2005.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2004	2003
Sales	$3,839,000	$3,666,000
Costs and expenses	3,499,000	3,160,000

Income before income taxes	340,000	506,000
Provision for income taxes	129,000	165,000

Net income	$211,000	$341,000

Earnings per share	$0.04	$0.06
Average shares outstanding	5,485,000	5,478,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,
	2004	2003
Assets

Current Assets
Cash and cash equivalents	$3,121,000	$1,902,000
Accounts receivable	2,526,000	2,185,000
Inventories	4,829,000	5,244,000
Other	498,000	755,000

	10,974,000	10,086,000
Plant and equipment, net	805,000	846,000
Goodwill	11,074,000	11,116,000
Other	106,000	176,000

	$22,959,000	$22,224,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$596,000	$373,000
Accrued Liabilities	757,000	971,000

	1,353,000	1,344,000

Deferred income taxes	3,000	—

Total liabilities	1,356,000	1,344,000

Stockholders’ equity	21,603,000	20,880,000

	$22,959,000	$22,224,000

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